EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Siri, Inc. 2008 Stock Option/Stock Issuance Plan of our report dated October 27, 2009 (except for the retrospective adoption of the amended accounting standards discussed in Notes 1 and 2 to the consolidated financial statements, as to which the date is January 25, 2010), with respect to the consolidated financial statements of Apple Inc., and our report dated October 27, 2009, with respect to the effectiveness of internal control over financial reporting of Apple Inc. included in its Annual Report (Form 10-K), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 22, 2010